Exhibit 3.1

ARTICLES OF AMENDMENT

OF THE

FOURTH AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF PINEAPPLE ENERGY INC.

The undersigned, Interim Chief Executive Officer of Pineapple Energy Inc., a Minnesota corporation (the “Corporation”), hereby certifies that:

1.       The name of the Corporation is: Pineapple Energy Inc.

2.       The first sentence of Article V (Capital Stock) of the Corporation’s Fourth Amended & Restated Articles of Incorporation is hereby amended to read in its entirety as follows:

The authorized capital stock of this corporation shall be 133,333,333 shares of Common Stock of the par value of five cents ($.05) per share (the “Common Stock”) and 3,000,000 shares of Preferred Stock of the par value of One Dollar ($1.00) per share (the “Preferred Stock”).

3.       That such amendment has been adopted in accordance with the requirements of, and pursuant to, Chapter 302A of the Minnesota Statutes.

4.       That such amendment shall be effective on the date these Articles of Amendment are filed with the Minnesota Secretary of State.

IN WITNESS WHEREOF, the undersigned has set his hand as of July 23, 2024.

/s/ Scott Maskin
Scott Maskin
Interim Chief Executive Officer